As filed with the Securities and Exchange Commission on August 6, 2012

Registration No. 333-117199

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

MEDTOX SCIENTIFIC, INC.

(Exact name of registrant as specified in its charter)

Delaware	95-3863205
(State or other jurisdiction of incorporation or Organization)	(I.R.S. Employer Identification No.)

402 West County Road D St. Paul, MN	55112
(Address of Principal Executive Offices)	(Zip Code)

MEDTOX Scientific, Inc. Restated Equity Compensation Plan

MEDTOX Scientific, Inc. Qualified Employee Stock Purchase Plan

MEDTOX Scientific, Inc. Non-Employee Director Plan

(Full title of the plan)

F. Samuel Eberts III

President and Secretary

MEDTOX Scientific, Inc.

c/o Laboratory Corporation of America Holdings

358 South Main Street

Burlington, NC 27215

(Name and address of Agent for service)

(336) 229-1127

(Telephone number, including area code, of agent for service)

Copy to:

Michael J. Silver

John H. Booher

Hogan Lovells US LLP

875 Third Avenue

New York, NY 10022

(212) 918-3000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See definition of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF UNSOLD SECURITIES

This Post-Effective Amendment No. 1 to Form S-8 relates to the Registration Statement on Form S-8 (333-117199), filed with the Securities and Exchange Commission on July 7, 2004 (the “Registration Statement”) by MEDTOX Scientific, Inc., a Delaware corporation (the “Company”), relating to (i) 730,229 option shares reserved for issuance pursuant to the Company’s Restated Equity Compensation Plan, (ii) 181,500 shares reserved for issuance under the Company’s Qualified Employee Stock Purchase Plan and (iii) 8,828 option shares reserved for issuance under the Company’s Non-Employee Director Plan.

On July 31, 2012, pursuant to an Agreement and Plan of Merger, dated June 3, 2012, by and among the Company, Laboratory Corporation of America Holdings, a Delaware corporation (“LabCorp”) and Mercer Acquisition Corp., a Delaware corporation and direct wholly owned subsidiary of LabCorp (“Purchaser”), Purchaser merged with and into the Company (the “Merger”), with the Company surviving as a direct wholly owned subsidiary of LabCorp.

As a result of the Merger, the Company terminated the plans set forth above, the offering pursuant to the Registration Statement has been terminated and the Company ceased to be an independent, publicly traded company. In accordance with undertakings made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities which remain unsold at the termination of the offering, the Company hereby removes from registration the securities registered but unsold under the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Burlington, state of North Carolina, on August 6, 2012.

MEDTOX SCIENTIFIC, INC.

By:	/s/ F. Samuel Eberts III
Name: F. Samuel Eberts III
Title: President and Secretary

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints F. Samuel Eberts III and William B. Hayes, and each of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities (including his or her capacity as a director and/or officer) to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ F. Samuel Eberts III	President, Secretary and Director	August 6, 2012
F. Samuel Eberts III	(Principal Executive Officer)

/s/ William B. Hayes	Executive Vice President and Treasurer	August 6, 2012
William B. Hayes	(Principal Financial Officer and Principal Accounting Officer)

/s/ Sandra D. van der Vaart	Assistant Secretary and Director	August 6, 2012
Sandra D. van der Vaart